CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is entered into as of June 30, 2010 by and among LIGHTSTONE HOLDINGS, LLC, a Delaware limited liability company (the “Company”) and LIGHTSTONE VALUE PLUS REIT II LP, a Delaware limited partnership (the “REIT OP”).

W I T N E S S E T H :

WHEREAS, David Lichtenstein (“Lichtenstein”) is the sole member and managing member of the Company, owning a 100% membership interest in the Company;

WHEREAS, Lichtenstein, REIT OP and Lightstone SLP II LLC (“Lightstone SLP”) entered into that certain Third Amended and Restated Agreement, dated as of January, 30, 2009, pursuant to which Lichtenstein is required on a semi-annual basis to fund the purchase of subordinated profits interests in the REIT OP with (i) cash or (ii) contributions of interests in real property of equivalent value (“Lichtenstein Funding Requirement”);

WHEREAS, the Company owns a 50.5% membership interest (“Membership Interest”) in Brownmill LLC, a New Jersey limited liability company, the owner (“Owner”) of those certain properties known as Browntown Shopping Center located in Old Bridge, New Jersey and Millburn Mall located in Union, New Jersey (the “Properties”);

WHEREAS, Lichtenstein is the owner of 100% interest in Lightstone SLP;

WHEREAS, Lichtenstein, as the owner of the Company, desires to satisfy the Lichtenstein Funding Requirement and, in furtherance thereof, directs the Company to contribute to the REIT OP a 51.98% of its Membership Interest (equaling to 26.25% interest in the Owner of the Properties) (the “Contributed Interest”);

WHEREAS, as consideration for the Contributed Interest in the Owner, the REIT OP shall issue to Lightstone SLP associate partnership units in the REIT OP having a value of $2,500,000.00 (the “Associate Partnership Units”); and

WHEREAS, Robert A. Stanger & Co. (“Stanger”), an independent third-party engaged by the REIT OP, has provided its opinion as to the fairness to the REIT OP, from a financial point of view, of the $2,500,000 value ascribed to the Contributed Interest, which fairness opinion was rendered by Stanger to the REIT OP on or about July 1, 2010.

NOW THEREFORE, in consideration of the premises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties agree as follows:

1. Issuance of the Associate Partnership Units.  As of the date hereof, the REIT OP hereby issues the Associate Partnership Units to Lightstone SLP in exchange for the contribution of the Contributed Interest in the Owner by the Company to the REIT OP at the direction of Lichtenstein. The REIT OP shall credit a capital account established for Lightstone SLP in the amount of $2,500,000.00. Lightstone SLP will have a capital account in REIT OP in consideration of the contribution of the Contributed Interest.

2. Representations and Warranties of the REIT OP.  The REIT OP represents and warrants to the Company that:

(a) The REIT OP is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business.

(b) The execution, delivery and performance by the REIT OP of this Agreement, and the consummation of the transactions contemplated hereby, are within the corporate powers of the REIT OP and have been duly authorized by all necessary corporate action on the part of the REIT OP.  This Agreement constitutes the valid and binding agreement of the REIT OP.

(c) The execution, delivery and performance by the REIT OP of this Agreement, and the consummation of the transactions contemplated hereby, do not (i) violate the articles of incorporation or bylaws of the REIT OP; or (ii) contravene or conflict with, or constitute a violation of, any material applicable law in any material respect.

(d) The Associate Partnership Units is being contributed to the Company free and clear of any and all liens, charges and security interests.

3. Representations and Warranties of the Company.  The Company represents and warrants to the REIT OP that:

(a) The Company has been duly formed as a limited Company and is validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business.

(b) The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, are within its powers and authority and have been duly authorized by all necessary limited partnership action.  This Agreement constitutes the valid and binding agreement of the Company.

(c) The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not (i) violate the organizational documents of the Company; or (ii) contravene or conflict with, or constitute a violation of, any material applicable law in any material respect.

(d) The 26.25% membership interest in the Owner to be received by the REIT OP will upon contribution be duly issued, free of liens, charges and security interests (other than any existing under the limited liability company agreement of the Owner).

(e) To the best of its knowledge and other than the existing first mortgage with Countrywide Commercial Real Estate Finance, Inc. (“First Mortgage”), and its successors and assigns, the Properties are free and clear of any and all liens, security interests, encumbrances, adverse claims, suits or proceedings at law or in equity.

(f) To the best of its knowledge, the Properties and the uses thereof comply with all legal requirements.  The Properties have all necessary certificates, licenses and other approvals, governmental and otherwise, and all required zoning (including, without limitation, all parking requirements thereunder), building code, land use, environmental and other similar permits or approvals (collectively, the “Licenses”), including certificates of completion and certificates of occupancy, necessary for the operation of the Properties for its current and intended uses and for the conduct of the Owner’s business and all such Licenses have been paid for and remain in full force and effect.

(g) To the best of its knowledge, the Properties are free from damage by casualty.  No condemnation or other proceeding has been commenced with respect to all or any portion of the Properties or for any easements or public right-of-ways.  There are no pending or proposed special or other assessments for public improvements affecting the Properties, nor are there any contemplated improvements to the Properties that may result in such special or other assessments.

(h) To the best of its knowledge, all property taxes or other charges or fees required to be paid by any person for the Properties that are due and owing have been paid.

(i) To the best of its knowledge, all required insurance coverages, amounts and other requirements set forth in the First Mortgage remain in full force and effect and there have been no acts or omissions that would impair the coverage of any insurance policies or the benefits of the intended beneficiaries.

4. General Provisions.

(a) Further Assurances.  Each party to this Agreement, at any time and from time to time upon the reasonable request of another party to this Agreement, shall promptly execute and deliver, or cause to be executed and delivered, all such further instruments and take all such further actions as may be reasonably necessary or appropriate to confirm or carry out the purposes and intent of this Agreement.

(b) Assignment.  Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

(c) Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the substantive laws of the State of New York, without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the laws of a jurisdiction other than New York.

(d) Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(e) Counterparts.  This Agreement may be executed (including by facsimile transmission) with counterpart pages or in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that both parties need not sign the same counterpart.

(f) Amendment; Waiver.  No provision of this Agreement may be amended unless such amendment is approved in writing by the parties hereto.  No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

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IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be executed as of the day and year first above written.

LIGHTSTONE VALUE PLUS REIT II LP

By:	LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC., a Maryland corporation, its General Partner

By:	/s/ Donna Brandin
Name: Donna Brandin
Title: Chief Financial Officer

LIGHTSTONE HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ David Lichtenstein
Name: David Lichtenstein
Title: Managing Member